Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM UPDATES CORPORATE DEVELOPMENTS AT ANNUAL SHAREHOLDERS MEETING

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Company Details Strategic Plan for Growing Proprietary Molecular Diagnostics Platforms and Assays

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Patent Infringement Settlement with Agilent Technologies Discussed

NEW YORK, NY, January 6, 2016 – Enzo Biochem Inc. (NYSE:ENZ) announced the results of its Annual Shareholders Meeting today and updated shareholders on its businesses. Shareholders voted overwhelmingly to re-elect the Company’s nominees, Gregory M. Bortz and Dov Perlysky, as Class I directors to hold office for a term of three years. Shareholders also ratified the selection of EisnerAmper LLP as the Company’s auditors, among other matters.

The Company also provided investors with its plan for developing proprietary molecular diagnostics platforms and assays designed to deliver savings of 30-50% for Labs, and updated investors on its legal strategies, including discussing its $9 million settlement with Agilent Technologies announced earlier today. Apart from detailing the Company’s success in monetizing its intellectual property estate, Mr. Weiner, the Company’s President, also discussed at length Enzo’s strategic plan for molecular diagnostics, which he termed “very exciting and promising.”

Specifically, Mr. Weiner said Enzo is poised to deliver products and services that are high performing, cost-effective and easily adaptable to today’s molecular marketplace, in which clinical labs both nationwide and globally are facing margin pressures despite growth in demand.

“While the industry is over $5 billion today and growing, with this growth have come unprecedented challenges to the clinical laboratories in the form of margin pressure as increased costs are being met by decreased reimbursements for their services, resulting in losses on each molecular test they provide,” said Mr. Weiner.

“To meet this need, our uniquely integrated structure has enabled us to develop high-performing molecular diagnostic products and services, at savings to the marketplace of 30% to 50%, while providing easily adaptable solutions that will allow labs to utilize them with little or no change to their normal workflow. “

He noted the recent approval by the New York State Department of Health of the AmpiProbe HCV™ test as just the start of a battery of assays under development geared to molecular diagnostics. Mr. Weiner commented: “We are highly encouraged by the response to news of this new assay, and we are making significant progress. We are looking forward to further assay validations for our AmpiProbe™ platform with a pipeline encompassing a number of products, including a panel addressing the women’s health market as well as other infectious diseases. Other platforms that we have developed are expected to yield products in the fields of cancer, immunology and cardiology, to name a few.”

Shareholders were reminded that today’s announced settlement with Agilent impacts only one of 11 cases originally brought by Enzo in the United States District Court for the District of Delaware alleging patent infringements against various companies, eight of which remain pending.

Mr. Weiner noted that over the past five years, Enzo has received more than $65 million in settlements and licensing revenues, well in excess of the Company’s total legal spending in the same period.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc.

Steven Anreder	Michael Wachs
Anreder & Company	CEOcast, Inc.
212-532-3232	212-732-4300
steven.anreder@anreder.com or	mwachs@ceocast.com